Exhibit 99.1

Company Contact:

Matthew Pfeffer

Chief Financial Officer

661 775-5300

mpfeffer@mannkindcorp.com

MannKind Resolves All Claims in Arbitration with Former Employee

VALENCIA, Calif., December 13, 2011 – MannKind Corporation (Nasdaq: MNKD) announced today that it reached a final resolution of the arbitration proceedings initiated by John Arditi, MannKind’s former Senior Director - GCP - Regulatory Affairs. During his employment with MannKind, Mr. Arditi played a key role in preparing clinical sites for FDA inspection and was responsible for the company’s GCP compliance audit program.

In connection with the resolution of the matter, Mr. Arditi withdrew his claims against MannKind for violation of the New Jersey Conscientious Employee Protection Act, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional infliction of emotional distress and defamation. In return, MannKind withdrew its claims against Mr. Arditi. Neither party paid any monetary consideration to the other party in connection with the resolution of the arbitration proceedings.

“I do not believe there was fraud or scientific misconduct on the part of investigators nor do I believe there is any question regarding the reliability and integrity of the data collected in MannKind’s clinical trials while I was employed. I am proud that I was part of a team that achieved full GCP compliance with respect to the AFREZZA new drug application during my employment.” said Mr. Arditi.

Alfred Mann, Chairman and Chief Executive Officer of MannKind, added, “Peter Richardson, Patricia Mayer and the entire team set extremely high standards for quality in our earlier clinical program, and then exceeded those standards in a professional and diligent manner. I have been emphasizing the importance of getting our current Phase 3 clinical studies underway in a timely manner, but I do so knowing that we have an unwavering commitment to quality.”

About AFREZZA®

AFREZZA® is a novel, ultra rapid acting mealtime insulin therapy being developed by MannKind Corporation for the treatment of adult patients with type 1 or type 2 diabetes for the control of hyperglycemia. It is a drug-device combination product, consisting of AFREZZA Inhalation Powder pre-metered into single use dose cartridges and the light, discreet and easy-to-use

AFREZZA Inhaler. Administered at the start of a meal, AFREZZA dissolves immediately upon inhalation and delivers insulin quickly to the blood stream. Peak insulin levels are achieved within 12 to 14 minutes of administration, mimicking the release of meal-time insulin observed in healthy individuals. To date, the AFREZZA clinical program has involved 56 different studies and over 5,300 adult patients.

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its lead product candidate, AFREZZA®, is in late stage clinical investigation for the treatment of adults with type 1 or type 2 diabetes for the control of hyperglycemia. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.